Filed Pursuant to Rule 424(b)(5)

Registration No. 333-266624

PROSPECTUS SUPPLEMENT

(To Prospectus dated August 8, 2022)

Up to $1,890,198,698

Common Stock

We have entered into a sales agreement and a first amendment thereto (as amended thereby, the “sales agreement”) with BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, as our sales agents and as forward sellers as described below, and Bank of America, N.A., BNP Paribas, Citibank, N.A., Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, New York Branch, Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, The Bank of Nova Scotia and Wells Fargo Bank, National Association, as forward purchasers as described below, relating to the shares of our common stock offered by this prospectus supplement and the accompanying prospectus. The sales agreement relates to shares of our common stock having an aggregate gross sales price of $4,500,000,000, of which shares having an aggregate gross sales price of $2,609,801,302 have previously been sold. In accordance with the terms of the sales agreement, we may, through our sales agents, offer and sell from time to time shares of our common stock having an aggregate gross sales price of up to $1,890,198,698 (unless we increase such aggregate gross sales price in our discretion from time to time pursuant to the sales agreement).

In addition to the issuance and sale of common stock by us through the sales agents, we also may enter into forward sale agreements under separate master forward sale confirmations and related supplemental confirmations between us and each of Bank of America, N.A., BNP Paribas, Citibank, N.A., Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, New York Branch, Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, The Bank of Nova Scotia and Wells Fargo Bank, National Association. We refer to these entities, when acting in such capacity, as forward purchasers. In connection with each forward sale agreement, the relevant forward purchaser or its affiliate will, at our request, borrow from third parties and, through the relevant affiliated sales agent, sell a number of shares of our common stock equal to the number of shares of our common stock that underlie the forward sale agreement to hedge the forward sale agreement. We refer to each of BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, when acting as the agent for its affiliated forward purchaser, as a forward seller. In no event will the aggregate number of shares of our common stock sold on or after the date of this prospectus supplement through the sales agents as our agents and by the forward sellers under the sales agreement have an aggregate gross sales price in excess of $1,890,198,698 (unless we increase such aggregate gross sales price in our discretion from time to time pursuant to the sales agreement).

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by a forward seller. We expect to receive proceeds from the sale of shares of our common stock upon future physical settlement of the relevant forward sale agreement with the relevant forward purchaser on dates specified by us on or prior to the maturity date of the relevant forward sale agreement, in which case we would expect to receive aggregate net cash proceeds at settlement equal to the number of shares of our common stock underlying the particular forward sale agreement multiplied by the relevant forward sale price. If we elect to cash settle or net share settle a forward sale agreement, we may not (in the case of cash settlement) or will not (in the case of net share settlement) receive any proceeds, and we may owe cash (in the case of cash settlement) or shares of our common stock (in the case of net share settlement) to the relevant forward purchaser.

Sales of our common stock, if any, under the sales agreement, this prospectus supplement and the accompanying prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through the New York Stock Exchange, or NYSE, or on another market for our common stock or sales made to or through a market maker other than on an exchange or through an electronic communications network, including through block transactions deemed to be “at the market offerings,” at market prices prevailing at the time of sale or at prices relating to such prevailing market price. We will submit orders to only one sales agent or one forward seller, as the case may be, relating to the sale of shares of our common stock on any given day. Subject to the terms and conditions of the sales agreement, the sales agents, forward sellers or forward purchasers will use their commercially reasonable efforts to sell on our behalf all of the designated shares. We may instruct the sales agents, forward sellers or forward purchasers not to sell any shares if the sales cannot be effected at or above the price designated by us in any such instruction.

We also may sell shares of our common stock in negotiated transactions or as otherwise agreed with the applicable sales agent, forward seller or forward purchaser or to one or more of the sales agents as principal for their own accounts, at a price per share agreed upon at the time of sale. If we sell shares of our common stock in a manner which is not an “at the market offering,” including sales to one or more sales agents, as principal for their own accounts, we will describe the terms of such sale and any agreement relating thereto in a separate prospectus supplement or pricing supplement.

We will pay the sales agents a commission of up to 2% of the gross sales price per share sold through them as our agent under the sales agreement. In connection with each forward sale agreement, the relevant forward seller will receive, reflected in a reduced initial forward sale price payable by the relevant forward purchaser under its forward sale agreement, a commission of up to 2% of the volume weighted average of the gross sales prices of all borrowed shares of our common stock sold during the applicable forward hedge selling period by it as a forward seller. In connection with the sale of our common stock on our behalf, the sales agents, forward sellers and forward purchasers may be deemed to be “underwriters” within the meaning of the Securities Act, and the compensation paid to the sales agents, forward sellers and forward purchasers may be deemed to be underwriting commissions or discounts.

Our common stock is listed on both the NYSE and the NYSE Chicago under the symbol “ETR.” On February 14, 2025, the last reported sale price of our common stock on the NYSE was $82.49 per share.

Investing in our common stock involves risks. See “Risk Factors” beginning on page S-5 of this prospectus supplement to read about factors you should consider before buying our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

BNP PARIBAS	BofA Securities	Citigroup	Goldman Sachs & Co. LLC	J.P. Morgan

Mizuho	Morgan Stanley	MUFG	Scotiabank	Wells Fargo Securities

The date of this prospectus supplement is February 20, 2025

This prospectus supplement, the accompanying prospectus and any related free-writing prospectus that we file with the Securities and Exchange Commission, or SEC, contain and incorporate by reference information that you should consider when making your investment decision. We have not, and the sales agents, the forward sellers and the forward purchasers have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. If the information in this prospectus supplement is different from, or inconsistent with, the information in the accompanying prospectus, you should rely on the information contained in this prospectus supplement. We are not, and the sales agents, the forward sellers and the forward purchasers are not, making an offer or sale of the shares of our common stock in any jurisdiction where the offer or sale is not permitted. In this prospectus supplement, “Entergy,” “we,” “us” and “our” refer to Entergy Corporation and, unless the context otherwise indicates, do not include our subsidiaries or affiliates.

Prospectus Supplement

Prospectus

i

SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus or in the documents incorporated by reference herein or therein. It may not contain all the information that is important to you. You should carefully read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein or therein in their entirety before making an investment decision.

Entergy Corporation

As used in this section, references to “Entergy,” “we,” “us” or “our” refer to Entergy Corporation and its subsidiaries and affiliates.

We are an integrated energy company engaged primarily in electric power production and retail distribution operations. We own and operate power plants with approximately 25,000 MW of electric generating capacity. We deliver electricity to approximately 3 million utility customers in Arkansas, Louisiana, Mississippi and Texas. We had annual revenues of $11.9 billion in 2024 and approximately 12,000 employees as of December 31, 2024.

We operate primarily through a single reportable segment, Utility. The Utility segment includes the generation, transmission, distribution, and sale of electric power in portions of Arkansas, Mississippi, Texas, and Louisiana, including the City of New Orleans; and operation of a small natural gas distribution business. See “Held For Sale - Natural Gas Distribution Businesses” in Note 14 to the financial statements in our Annual Report on Form 10-K for the year ended December 31, 2024 (the “2024 Form 10-K”) for discussion of the planned sale of the natural gas distribution businesses of our subsidiaries Entergy New Orleans, LLC and Entergy Louisiana, LLC.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” in this prospectus supplement for more specific information concerning our business and affairs, including significant contingencies, risk factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

Our principal executive offices are located at 639 Loyola Avenue, New Orleans, Louisiana 70113 (telephone number: 504-576-4000).

The Offering

As used in this section, references to “Entergy,” “we,” “us” and “our” refer to Entergy Corporation excluding its subsidiaries and affiliates.

Issuer	Entergy Corporation, a Delaware corporation.

Common Stock Offered From Time to Time	Shares of our common stock having an aggregate gross sales price not to exceed $1,890,198,698 (unless we increase such aggregate gross sales price in our discretion from time to time pursuant to the sales agreement).

Use of Proceeds	We intend to use the net proceeds, if any, from the issuance and sale of our common stock for general corporate purposes, which may include the repayment of commercial paper, outstanding loans under our revolving credit facility or other debt.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by a forward seller in connection with any forward sale agreement as a hedge of the forward sale agreement.

We intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement, for the purposes described above. See “Use of Proceeds” in this prospectus supplement.

Manner of Offering	“At the market offering” that may be made from time to time through our sales agents, BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC.

We also may sell shares of our common stock in negotiated transactions or as otherwise agreed with the applicable sales agent, forward seller or forward purchaser, including sales to one or more of the sales agents, as principal for their own accounts, at a price per share agreed upon at the time of sale. If we sell shares of our common stock in a manner which is not an “at the market offering,” including sales to one or more sales agents, as principal for their accounts, we will describe the terms of such sale and any agreement relating thereto in a separate prospectus supplement or pricing supplement.

In addition to the issuance and sale of common stock by us through the sales agents, we also may enter into forward sale agreements under separate master forward sale confirmations and related supplemental confirmations between us and each of Bank of America, N.A., BNP Paribas, Citibank, N.A., Goldman Sachs & Co. LLC, JPMorgan Chase Bank, National Association, New York Branch, Mizuho Markets Americas LLC (with Mizuho Securities USA LLC acting as agent), Morgan Stanley & Co. LLC, MUFG Securities EMEA plc, The Bank of Nova Scotia and Wells Fargo Bank, National Association. We refer to these entities, when acting in such capacity, as forward purchasers. In connection with each forward sale agreement, the relevant forward purchaser or its affiliate will, at our request, borrow from third parties and, through the relevant affiliated sales agent, sell a number of shares of our common stock equal to the number of shares of our common stock that underlie the forward sale agreement to hedge the forward sale agreement. We refer to each of BNP Paribas Securities Corp., BofA Securities, Inc., Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, J.P. Morgan Securities LLC, Mizuho Securities USA LLC, Morgan Stanley & Co. LLC, MUFG Securities Americas Inc., Scotia Capital (USA) Inc. and Wells Fargo Securities, LLC, when acting as the agent for its affiliated forward purchaser, as a forward seller.

See “Plan of Distribution (Conflicts of Interest)” in this prospectus supplement.

Listing	Our common stock is listed on the NYSE and the NYSE Chicago under the symbol “ETR.”

Transfer Agent and Registrar	The transfer agent and registrar for our common stock is Equiniti Trust Company, doing business as EQ Shareholder Services.

Accounting Treatment of Forward Sales	In the event that we enter into any forward sale agreement, we expect that before the issuance of shares of our common stock, if any, upon physical or net share settlement of any forward sale agreement, the shares issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period).

Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share, except during periods when the average market price of our common stock is above the then-applicable forward sale price under that particular forward sale agreement. However, if we physically or net share settle a particular forward sale agreement, the delivery of shares of our common stock would result in an increase in the number of shares outstanding and dilution to our earnings per share and return on equity.

Conflicts of Interest	We may use a portion of the net proceeds of this offering to repay a portion of the outstanding amounts owed by us under our revolving credit facility, including amounts we owe to the sales agents, the forward sellers and forward purchasers or their respective affiliates who have extended to us loans under that credit facility as described under “Use of Proceeds” in this prospectus supplement. In addition, the forward purchasers (or their respective affiliates) will receive the net proceeds of any sale of borrowed shares of our common stock sold pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents or their affiliates are expected to receive part of the net proceeds from the sale of shares of our common stock in connection with any forward sale agreement or in connection with the repayment of a portion of the outstanding amounts owed by us under our revolving credit facility, such sales agents would be deemed to have a conflict of interest under Financial Industry Regulatory Authority, Inc. (“FINRA”) Rule 5121 to the extent such sales agents or affiliates receive at least 5% of the net proceeds of the offering. Any sales agent deemed to have a conflict of interest would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder. The appointment of a “qualified independent underwriter” (as defined in FINRA Rule 5121) is not necessary for this offering because the shares of common stock being offered have a “bona fide public market” (as defined in FINRA Rule 5121). See “Plan of Distribution (Conflicts of Interest) – Conflicts of Interest” in this prospectus supplement.

Risk Factors	See “Risk Factors” in this prospectus supplement and the accompanying prospectus and other information incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of some of the risks and other factors you should carefully consider before deciding to invest in shares of our common stock.

RISK FACTORS

Investing in our common stock involves a significant degree of risk. Before you decide to purchase our common stock, you should carefully consider the following risk factors, together with all of the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under the headings “Risk Factors Summary” and “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our most recent Annual Report on Form 10-K, as such risk factors may be updated or supplemented by subsequently filed Quarterly Reports on Form 10-Q filed with the SEC (together, the “Reports”), in each case incorporated by reference in this prospectus supplement and the accompanying prospectus. The risks and uncertainties set forth in the Reports or otherwise described below are those we believe to be the principal risks that could affect us, our business or our industry, and which could result in a material adverse impact on our financial condition, results of operations or the market price of our common stock. However, additional risks and uncertainties not currently known to us or that we currently deem immaterial may affect our financial condition, results of operations and the market price of our common stock.

Risks Relating to this Offering

Settlement provisions contained in a forward sale agreement could subject us to risks if certain events occur, which could have an effect on our results of operations and liquidity with substantial cash payment obligations, could result in dilution to our earnings per share and return on equity, and could cause the market price of our common stock to decline.

If we enter into one or more forward sale agreements, the relevant forward purchaser will have the right to accelerate that particular forward sale agreement (with respect to all or any portion of the transaction under that particular forward sale agreement that the relevant forward purchaser determines is affected by such event and subject to the terms therein) and require us to physically settle or, if we so elect, cash settle or net share settle on a date specified by the relevant forward purchaser if:

•

the relevant forward purchaser or its affiliate is unable to, or would incur a materially increased cost to, establish, maintain or unwind its hedge position with respect to that particular forward sale agreement;

•

the relevant forward purchaser determines that it or its affiliate is unable, after using commercially reasonable efforts, to continue to borrow a number of shares of our common stock equal to the number of shares of our common stock underlying that particular forward sale agreement or that, with respect to borrowing such number of shares of our common stock, it or its affiliate would incur a cost that is greater than the stock borrowing cost specified in that particular forward sale agreement;

•

certain ownership thresholds applicable to such forward purchaser, its affiliates and all other persons who may form a beneficial share ownership group or whose ownership positions would be aggregated with such forward purchaser are exceeded;

•

a termination event occurs as a result of us declaring a dividend or distribution on our common stock with a cash value in excess of a specified amount per calendar quarter, or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend, or that constitutes an extraordinary dividend (as defined in the applicable forward sale agreement);

•

the announcement of an extraordinary event (as such term is defined in that particular forward sale agreement and which includes certain mergers and tender offers and the delisting of our common stock) or a transaction that, if consummated, would result in such an extraordinary event; or

•

certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into that particular forward sale agreement, our bankruptcy (except as described below) or certain changes in law (as such terms are defined in that particular forward sale agreement).

A forward purchaser’s decision to exercise its right to accelerate the settlement of a particular forward sale agreement (or, in certain cases, the portion thereof that it determines is affected by the relevant event) will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of that particular forward sale agreement or, if we so elect, net share settlement provisions of that particular forward sale agreement, in each case, irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity and may adversely affect the market price of our common stock. In addition, upon certain events of bankruptcy or insolvency related to us, each forward sale agreement will automatically terminate without further liability of either party. Following any such termination and settlement, we would not issue any shares of our common stock or receive any proceeds pursuant to such forward sale agreement.

We expect that settlement of any forward sale agreement will generally occur no later than the date specified in the particular forward sale agreement. However, any forward sale agreement may be settled in whole or in part at our option earlier than that specified date or later than such date pursuant to an amendment to such forward sale agreement. We expect that each forward sale agreement will be physically settled by delivery of shares of our common stock, unless we elect to cash settle or net share settle a particular forward sale agreement. Upon physical settlement or, if we so elect, net share settlement of a particular forward sale agreement, delivery of shares of our common stock in connection with such physical settlement or (to the extent we are obligated to deliver shares of our common stock) net share settlement will result in dilution to our earnings per share and return on equity and may adversely affect the market price of our common stock. If we elect cash settlement or net share settlement with respect to all or a portion of the shares of our common stock underlying a particular forward sale agreement, we expect that the relevant forward purchaser (or an affiliate thereof) will purchase a number of shares of our common stock necessary to satisfy its or its affiliate’s obligation to return the shares of our common stock borrowed from third parties in connection with the related sales of shares of our common stock under that forward sale agreement and, upon net share settlement, its or its affiliate’s obligation to deliver shares to us, if applicable. If the market value of our common stock during the relevant valuation period under the particular forward sale agreement is above the applicable forward sale price, in the case of cash settlement, we would pay the relevant forward purchaser under that particular forward sale agreement an amount in cash equal to the difference or, in the case of net share settlement, we would deliver to the relevant forward purchaser a number of shares of our common stock having a value equal to the difference. Thus, we could be responsible for a potentially substantial cash payment in the case of cash settlement of a particular forward sale agreement. See “Plan of Distribution (Conflicts of Interest)—Sales Through Forward Sellers” in this prospectus supplement for information on the forward sale agreements.

The forward sale price that we expect to receive upon physical settlement of any particular forward sale agreement will be subject to adjustment on a daily basis based on a floating interest rate factor equal to the overnight bank funding rate less a spread and will be decreased based on amounts related to expected dividends on our common stock during the term of such particular forward sale agreement. If the overnight bank funding rate is less than the spread for such particular forward sale agreement on any day, the interest factor will result in a daily reduction of the applicable forward sale price for such day.

In addition, the purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common stock to increase over such time (or prevent a decrease over such time), thereby increasing the amount of cash we would owe to the relevant forward purchaser (or decreasing the amount of cash that the relevant forward purchaser would owe us) upon a cash settlement of the relevant forward sale agreement or increasing the number of shares of our common stock we would be obligated to deliver to the relevant forward purchaser (or decreasing the number of shares of our common stock that the relevant forward purchaser would be obligated to deliver to us) upon net share settlement of the relevant forward sale agreement. We will not be able to control the manner in which the forward purchasers unwind their hedge positions. In no event will we be party to outstanding forward sale agreements with more than one forward purchaser at any given time, unless the related forward sellers would not be selling shares of our common stock simultaneously and the related forward purchasers would not be required to unwind their respective hedges of shares of our common stock simultaneously.

In certain bankruptcy or insolvency events, any forward sale agreements will automatically terminate, and we would not receive the expected proceeds from any forward sales of our common stock.

If we institute or consent to, or an appropriate regulatory or other authority institutes against us, a proceeding seeking a judgment in bankruptcy or insolvency or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights or if we or such authority presents a petition for our winding up or liquidation or we consent to such a petition, any forward sale agreements that are then in effect will automatically terminate. If any such forward sale agreement so terminates, we would not be obligated to deliver to the relevant forward purchaser any shares of our common stock not previously delivered (or for which physical settlement has not been elected), and the relevant forward purchaser would be discharged from its obligation to pay the forward sale price per share in respect of any shares of our common stock not previously settled (or for which physical settlement has not been elected). Therefore, to the extent there are any shares of our common stock with respect to which we have not elected to physically settle under a forward sale agreement at the time of the institution of or consent to any such bankruptcy or insolvency proceedings or any such petition, we would not receive the forward sale price per share in respect of those shares of our common stock.

Risks Relating to our Common Stock

Our stockholders may experience dilution as a result of this offering and they may experience further dilution if we issue additional common stock.

The issuance of any common stock by us pursuant to a forward sale agreement upon physical settlement or net share settlement thereof or in lieu of a forward seller selling our common stock to the related sales agent as further described elsewhere in this prospectus supplement will have a dilutive effect on our earnings per share and return on equity.

Any additional future issuances of our common stock will reduce the percentage of our common stock owned by investors purchasing shares in this offering who do not participate in future issuances. In most circumstances, stockholders will not be entitled to vote on whether or not we issue additional common stock. In addition, depending on the terms and pricing of an additional offering of our common stock, our stockholders may experience dilution in both the book value and fair value of their shares.

Under our Restated Certificate of Incorporation, as amended (our “Restated Certificate”), we are authorized to issue 998,000,000 shares of common stock and 1,000,000 shares of preferred stock. The potential issuance of preferred stock or additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock, including under our “at the market” equity distribution program described herein, or securities that are convertible into or exercisable for our common stock, in future public offerings or private placements for capital-raising purposes or for other business purposes, potentially at an offering price, conversion price or exercise price that is below the price of our common stock, negatively impacting the price for our common stock and diluting our existing stockholders’ ownership interests.

The price of our common stock may fluctuate significantly.

The market price of our common stock may fluctuate significantly. You may not be able to resell your shares at or above the offering price due to fluctuations in the market price of our common stock caused by changes in our operating performance or prospects and other factors, including broad market fluctuations. Some specific factors that may have a significant effect on the market price of our common stock, in addition to those set forth in the Reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus, include:

•	actual or anticipated variations in our operating results or future prospects;

•	the public’s reaction to our press releases, our other public announcements and our filings with the SEC;

•	strategic actions by us or our competitors, such as acquisitions, dispositions or restructurings;

•	new laws or regulations or new interpretations of existing laws or regulations applicable to our or our subsidiaries’ businesses;

•	changes in accounting standards, policies, guidance, interpretations or principles;

•	adverse conditions in the financial markets or general economic conditions, including those resulting from pandemics, war, or incidents of terrorism and responses to such events;

•	changes in ratings or rating outlooks regarding us or our affiliates, or any of their securities;

•	equity issuances by us or sales of common stock by our directors or executive officers; and

•

changes in stock market analyst estimates, projections or recommendations regarding us or our common stock or other securities, other comparable companies or their securities, or the industries generally in which we and our subsidiaries operate.

Other risks described in this “Risk Factors” section and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus also could materially and adversely affect the price of our common stock.

Anti-takeover provisions in our organizational documents and the Delaware General Corporation Law (the “DGCL”) might discourage, delay or prevent changes in control of our company and may diminish the value of our common stock.

Certain provisions of our Restated Certificate and Bylaws, as amended and restated (our “Bylaws”), and the DGCL could have the effect of delaying, deferring or preventing an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our board of directors (our “Board”). The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our stockholders. However, these provisions could also delay, deter or prevent a change of control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and may also limit the prices that investors are willing to pay in the future for our common stock.

Pursuant to the DGCL, we are prohibited from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, our Board approved the business combination or the transaction that resulted in the stockholder becoming an interested stockholder. Additionally, our Restated Certificate and Bylaws provide that special meetings of stockholders may only be called by: a majority of our Board, the Chair of our Board, a majority of the members of the entire executive committee of the Board, our Chief Executive Officer, or the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting. Our Bylaws also establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of the Board. A stockholder who wishes to bring a matter before a meeting must comply with our advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even in the case that such directors may represent less than a quorum.

As a holding company, we depend on cash distributions from our subsidiaries to meet our debt service and other financial obligations and to pay dividends on our common stock and have provided, and may continue to provide, capital contributions or debt financing to our subsidiaries, which would reduce the funds available to meet our other financial obligations.

We are a holding company with no material revenue generating operations of our own or material assets other than the equity of our subsidiaries. Accordingly, all of our operations are conducted by our subsidiaries.

Our ability to satisfy our financial obligations, including the payment of interest and principal on our outstanding debt, and to pay dividends on our common stock depends on the payment to us of dividends or distributions by our subsidiaries. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any dividends or make distributions to us. The ability of such subsidiaries to make payments of dividends or distributions to us depends on their results of operations and cash flows and other items affecting retained earnings, and on any applicable legal, regulatory, or contractual limitations on our subsidiaries’ ability to pay such dividends or distributions. Provisions within the organizational documents relating to preferred stock or membership interests of certain of our subsidiaries restrict the payment of cash dividends or other distributions to us. Prior to providing funds to us, such subsidiaries have financial and regulatory obligations that must be satisfied, including, among others, debt service and, in the case of Entergy Utility Holding Company, LLC and Entergy Texas, Inc., dividends and distributions on preferred securities. Any distributions from Entergy Arkansas, LLC, Entergy Louisiana, LLC, Entergy Mississippi, LLC and Entergy New Orleans, LLC are paid directly to Entergy Utility Holding Company, LLC and are therefore subject to prior payment of distributions on its preferred securities. We have provided, and may continue to provide, capital contributions or debt financing to our subsidiaries, which would reduce the funds available to meet our financial obligations, including making interest and principal payments on outstanding indebtedness, and to pay dividends on our common stock.

Our incurrence of additional debt or issuance of preferred stock that could rank senior to our common stock may adversely affect the market price of our common stock.

In the future, we may attempt to obtain financing or to increase further our capital resources by issuing additional shares of our common stock or offering debt or other equity securities, including debt securities convertible into equity or shares of preferred stock. Upon liquidation, holders of our debt securities and of any preferred stock that we may issue and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Our Board is authorized to issue series of shares of preferred stock without any action on the part of the holders of our common stock. Our Board also has the power, without the approval of the holders of our common stock, to set the terms of any such series of shares of preferred stock that may be issued, including the designations, preferences, limitations, redemption and voting and other rights over our common stock with respect to dividends or if we liquidate, dissolve or wind up our affairs and other terms. If we incur additional debt or issue preferred stock in the future that has preference over common stock with respect to the payment of dividends or upon our liquidation, dissolution or winding up of our affairs, or if we issue preferred stock with voting rights that dilute the voting power of our common stock, the market price of our common stock could decrease, which may negatively impact your investment.

WHERE YOU CAN FIND MORE INFORMATION

The SEC allows us to “incorporate by reference” the information filed by us with the SEC, which means that we can refer you to important information without restating it in this prospectus supplement and the accompanying prospectus. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus and should be read with the same care. Accordingly, we incorporate by reference the documents listed below along with any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, prior to the time that all of the shares are sold in this offering or this offering is otherwise terminated:

1.	our 2024 Form 10-K; and

2.	the description of our common stock contained in Exhibit 4(a) (13) to our 2024 Form 10-K, including any further amendment or report filed for the purpose of updating such description.

You may access a copy of any or all of these filings, free of charge, at our website located at http://www.entergy.com or by writing or calling us at the following address:

Ms. Raechelle M. Munna

Assistant General Counsel – Corporate and Securities

Entergy Services, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-5848

You may also direct your requests via email to rmunna@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus supplement or the accompanying prospectus.

USE OF PROCEEDS

The amount of proceeds from this offering will depend upon the number of shares of our common stock sold and the market price at which they are sold. There can be no assurance that we will be able to sell any shares under or fully utilize the sales agreement as a source of financing. We intend to use the net proceeds, if any, from the issuance and sale of shares of our common stock by us through the sales agents for general corporate purposes, which may include repayment of commercial paper, outstanding loans under our revolving credit facility or other debt. Pending their application, we may invest net proceeds in short-term, highly liquid, high rated money market instruments and/or the Entergy System money pool.

We will not initially receive any proceeds from the sale of borrowed shares of our common stock by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreement as a hedge of the forward sale agreement. In the event of full physical settlement of a forward sale agreement, which we expect to occur on or prior to the maturity date of the forward sale agreement, we expect to receive aggregate cash proceeds equal to the product of the initial forward sale price under the forward sale agreement and the number of shares of our common stock underlying the forward sale agreement, subject to the price adjustment and other provisions of the forward sale agreement. We intend to use any cash proceeds that we receive upon physical settlement of any forward sale agreement, if physical settlement applies, or upon cash settlement of any forward sale agreement, if we elect cash settlement, for the purposes described above. If, however, we elect to cash settle or net share settle any forward sale agreement, we would expect to receive an amount of proceeds that is significantly lower than the product set forth in the second preceding sentence (in the case of any cash settlement) or will not receive any proceeds (in the case of any net share settlement), and we may owe cash (in the case of any cash settlement) or shares of our common stock (in the case of any net share settlement) to the forward purchaser.

All of the sales agents, either directly or through affiliates, are lenders under our revolving credit facility and accordingly may receive a portion of the proceeds from this offering pursuant to the repayment of borrowings under such facility. In addition, the forward purchasers will receive the net proceeds of any sale of borrowed shares of our common stock sold pursuant to this prospectus supplement in connection with any forward sale agreement. See “Plan of Distribution (Conflicts of Interest)—Conflicts of Interest” in this prospectus supplement.

PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

General

We have entered into a sales agreement with the sales agents, the forward sellers and the forward purchasers under which we may issue and sell over a period of time and from time to time shares of our common stock having an aggregate gross sales price of up to $4,500,000,000 through the sales agents. Further, the sales agreement provides that, in addition to the issuance and sale of shares of our common stock by us through the sales agents, we may deliver instructions to each sales agent specifying that such sales agent, as a forward seller, use its commercially reasonable efforts to sell, from time to time, shares of our common stock borrowed by or on behalf of the applicable forward purchaser in connection with one or more forward sale agreements as described below. As of the date of this prospectus supplement, shares of our common stock having an aggregate gross sales price of $2,609,801,302 have previously been sold pursuant to the sales agreement. As a result, in no event will the aggregate gross sales price of shares of our common stock sold on or after the date of this prospectus supplement through the sales agents under the sales agreement and through the forward sellers under any forward sale agreements exceed $1,890,198,698 (unless we increase such aggregate gross sales price in our discretion from time to time pursuant to the sales agreement).

Sales of the shares, if any, under the sales agreement will be made (i) by any method or payment permitted by law to be an “at the market offering” as defined in Rule 415 under the Securities Act, including sales made directly on or through the NYSE, or on another market for our common stock, or sales made to or through a market maker other than on an exchange or through an electronic communications network, including through block transactions deemed to be “at the market offerings,” at market prices prevailing at the time of sale or at prices relating to such prevailing market price, or (ii) in privately negotiated transactions (if, and only if, we, the sales agents and any related forward seller and forward purchaser have so agreed in writing). Nothing in the sales agreement shall be deemed to require us or the sales agents and any related forward seller and forward purchaser to agree to the method of offer and sale specified in clause (ii) in the prior sentence, and any party may withhold its consent thereto in any such party’s sole discretion. Our sales agents will not engage in any prohibited stabilizing transactions in connection with this offering.

We also may sell shares of our common stock in negotiated transactions or as otherwise agreed with the applicable sales agent, forward seller or forward purchaser or to one or more of the sales agents, as principal for their own accounts, at a price per share agreed upon at the time of sale. If we sell shares of our common stock in a manner which is not an “at the market offering,” including any sale of our common stock to one or more sales agents, as principal for their own accounts, at a price per share agreed upon at the time of sale, we will describe the terms of such sale and any agreement relating thereto in a separate prospectus supplement or pricing supplement.

We will report to the SEC at least quarterly (i) the number of shares of common stock sold through the sales agents under the sales agreement, (ii) the number of borrowed shares of our common stock sold by the forward sellers, as agents for the forward purchasers, in connection with any forward sale agreements as described below under “—Sales Through Forward Sellers” and (iii) the net proceeds to us and the compensation paid by us to the sales agents in connection with the transactions described in clauses (i) and (ii) in the prior sentence.

In connection with the sale of the common stock on our behalf, each of the sales agents, forward sellers and forward purchasers may be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to a sales agent, forward seller or forward purchaser may be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to indemnify the sales agents, forward sellers and forward purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments to the sales agents, the forward sellers or the forward purchasers may be required to make because of any of those liabilities.

Our common stock is an “actively-traded security” excepted from the requirements of Rule 101 of Regulation M under the Exchange Act by Rule 101(c)(1) under the Exchange Act. If the sales agents, the forward sellers, the forward purchasers or we have reason to believe that the exemptive provisions set forth in

Rule 101(c)(1) of Regulation M under the Exchange Act are not satisfied, that party will promptly notify the other parties and future offers and sales of shares of our common stock under the sales agreements will be suspended until that or other exemptive provisions have been satisfied in the judgment of the sales agents, the forward sellers, the forward purchasers and us.

Sales of our common stock as contemplated in this prospectus supplement will be settled through the facilities of The Depository Trust Company or by such other means as we, the sales agents, the forward sellers and/or the forward purchasers may agree upon. The offering of our common stock pursuant to the sales agreement will terminate upon the earliest of (1) the sale, under the sales agreement, of shares of our common stock with an aggregate gross sales price of $4,500,000,000, of which shares having an aggregate gross sales price of $2,609,801,302 have previously been sold (unless we increase such aggregate gross sales price in our discretion from time to time pursuant to the sales agreement) and (2) termination by us or the relevant sales agent or forward seller, at any time upon written notice, solely with respect to such sales agent or forward seller.

We estimate that the total expenses of this offering payable by us related to shares sold pursuant to this prospectus supplement, excluding commissions and expense reimbursement payable to the sales agents (acting in any capacity) under the sales agreement, are approximately $770,000, and we expect to incur additional expenses (in addition to any such commissions and expense reimbursement) in connection with this offering in the future.

Sales Through Sales Agents

We will designate the maximum amount of shares of our common stock to be sold through the sales agents on a daily basis or otherwise as we and the sales agents agree and the minimum price per share at which such shares may be sold. We will submit orders to only one sales agent relating to the sale of shares of our common stock on any given day. Subject to the terms and conditions of the sales agreement, the sales agents will use their commercially reasonable efforts to sell on our behalf all of the designated shares of common stock. We may instruct the sales agents not to sell any shares of our common stock if the sales cannot be effected at or above the price designated by us in any such instruction. We or the sales agents may suspend the offering of shares of our common stock at any time and from time to time by notifying the other party. We cannot predict the number of shares of our common stock that we may sell hereby or if any shares will be sold.

We will pay each sales agent a commission of up to 2% of the gross sales price per share of our common stock sold through it as our agent under the sales agreement. We have agreed to pay or reimburse certain of the expenses of the sales agents.

The applicable sales agent will provide to us written confirmation following the close of trading on the NYSE each day in which shares of our common stock are sold under the sales agreement. Each confirmation will include the number of shares of our common stock sold on that day, the aggregate gross sales proceeds, the aggregate net proceeds to us (after deducting any expenses payable by us and any transaction fees, transfer taxes or similar taxes or fees imposed by any governmental entity or self-regulatory organization in respect of such sales) and the aggregate compensation payable by us to the sales agents.

Settlement for sales of shares will occur in return for payment of the net proceeds to us in accordance with the standard settlement cycle provided in Rule 15c6-1(a) under the Exchange Act, unless the parties agree otherwise. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

Sales Through Forward Sellers

From time to time during the term of the sales agreement, and subject to the terms and conditions set forth therein, we may enter into one or more forward sale agreements with a forward purchaser and deliver to the applicable sales agent or its respective affiliate a related transaction confirmation under the sales agreement in its capacity as forward seller thereunder. We may direct the sale of shares of our common stock in connection with a forward sale to only one forward seller on any given day. Upon receipt by a forward purchaser of a transaction confirmation from us requesting that it execute sales of borrowed shares of common stock as a forward seller in connection with the applicable forward sale agreement and subject to the terms and conditions of the sales agreement, the relevant forward purchaser or its affiliate will attempt to borrow, and the relevant forward seller will use commercially reasonable efforts consistent with its normal trading and sales practices and applicable laws and regulations to sell, the relevant shares of our common stock to hedge the relevant forward purchaser’s exposure under that particular forward sale agreement. We or the relevant forward seller may immediately suspend the offering of our common stock at any time upon proper notice to the other. In no event will we be party to outstanding forward sale agreements with more than one forward purchaser at any given time unless the related forward sellers would not be selling shares of our common stock simultaneously and the related forward purchasers would not be required to unwind their respective hedges of our shares of common stock simultaneously.

We expect that settlement between the relevant forward purchaser and forward seller of sales of borrowed shares of our common stock, as well as the settlement between the relevant forward seller and buyers of such shares of our common stock in the market, will generally occur on the first trading day following each date the sales are made or such earlier day as required by SEC rule or industry practice, unless another date shall be agreed to in writing by us and the relevant forward seller. The obligation of the relevant forward seller under the sales agreement to execute such sales of our common stock is subject to a number of conditions, which each forward seller reserves the right to waive in its sole discretion.

In connection with each forward sale agreement, we will pay the relevant forward seller, in the form of a reduced initial forward sale price payable by the relevant forward purchaser under the related forward sale agreement, commissions of up to 2% of the volume weighted average of the gross sales prices of all borrowed shares of our common stock sold during the applicable forward hedge selling period by it as a forward seller. We refer to this commission rate as the forward selling commission. The forward hedge selling period will be the period of trading days as specified in the relevant transaction confirmation and the forward sale agreement related thereto.

The forward sale price per share under each forward sale agreement will initially equal the product of (1) an amount equal to one minus the applicable forward selling commission and (2) the volume-weighted average price per share at which the borrowed shares of common stock were sold pursuant to the sales agreement by the relevant forward seller. Thereafter, the forward sale price will be subject to adjustment as described below.

The forward sale agreements will provide that the forward sale price, as well as the sales prices used to calculate the initial forward sale price, will be subject to increase or decrease based on a floating interest rate factor equal to the overnight bank funding rate, less a spread, and subject to decrease by amounts related to expected dividends on our common stock during the term of the particular forward sale agreement. If the overnight bank funding rate is less than the spread for the particular forward sale agreement on any day, the interest factor will result in a daily reduction of the forward sale price.

Before settlement of a particular forward sale agreement, we expect that the shares of our common stock issuable upon settlement of that particular forward sale agreement will be reflected in our diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of our common stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares of our common stock that would be issued upon full physical settlement of that particular forward sale agreement over the number of shares of our common stock that could be purchased by us in the market (based on the average market price during the relevant period) using the proceeds receivable upon full physical settlement (based on the adjusted forward sale price at the end of the relevant reporting period). Consequently, before physical or net share settlement of a particular forward sale agreement and subject to the occurrence of certain events, we anticipate there will be no dilutive effect on our earnings per share, except during periods when the average market price of our common stock is above the applicable forward sale price. However, if we physically or net share settle a particular forward sale agreement, the delivery of shares of our common stock would result in an increase in the number of shares outstanding and dilution to our earnings per share and return on equity.

Except under limited circumstances described below, we have the right to elect physical, cash or net share settlement under any forward sale agreement. Although we expect to settle any forward sale agreement entirely by delivering shares of our common stock in connection with full physical settlement, we may, subject to certain conditions, elect cash settlement or net share settlement for all or a portion of our obligations under a particular forward sale agreement if we conclude that it is in our interest to do so. For example, we may conclude that it is in our interest to cash settle or net share settle a particular forward sale agreement if we have no then-current use for all or a portion of the net proceeds that we would receive upon physical settlement. In addition, subject to certain conditions, we may elect to accelerate the settlement of all or a portion of the number of shares of our common stock underlying a particular forward sale agreement.

If we elect to physically settle any forward sale agreement by issuing and delivering shares of our common stock, we will receive an amount of cash from the relevant forward purchaser equal to the product of the forward sale price per share under that particular forward sale agreement and the number of shares of our common stock underlying the particular forward sale agreement subject to physical settlement. In the event that we elect to cash settle, the settlement amount will be generally related to (1) (a) the average of the volume-weighted average price of our common stock on each exchange business day during the relevant valuation period for such settlement under that particular forward sale agreement minus (b) the applicable forward sale price; multiplied by (2) the number of shares of our common stock underlying the particular forward sale agreement subject to cash settlement. In the event we elect to net share settle, the settlement amount will be generally related to (1) (a) the weighted average price at which the relevant forward purchaser or its affiliate purchases shares of our common stock during the relevant valuation period for such settlement under that particular forward sale agreement minus (b) the applicable forward sale price; multiplied by (2) the number of shares of our common stock underlying the particular forward sale agreement subject to such net share settlement. If this settlement amount is a negative number, the relevant forward purchaser will pay us the absolute value of that amount (in the case of cash settlement) or deliver to us a number of shares of our common stock having a value equal to the absolute value of such amount (in the event of net share settlement). If this settlement amount is a positive number, we will pay the relevant forward purchaser that amount (in the case of cash settlement) or deliver to the relevant forward purchaser a number of shares of our common stock having a value equal to such amount (in the event of net share settlement). In connection with any cash settlement or net share settlement, we would expect the relevant forward purchaser or its affiliate to purchase shares of our common stock in secondary market transactions for delivery to third-party stock lenders in order to close out its, or its affiliate’s hedge position in respect of that particular forward sale agreement (and, in the case of net share settlement, to deliver to us, if applicable). The purchase of shares of our common stock in connection with the relevant forward purchaser or its affiliate unwinding its hedge positions could cause the price of our common stock to increase over time (or prevent a decrease over time), thereby increasing the amount of cash we owe to the relevant forward purchaser (or decreasing the amount of cash that the relevant forward purchaser owes us) upon cash settlement or increasing the number of shares of our common stock that we are obligated to deliver to the relevant forward purchaser (or decreasing the number of shares of our common stock that the relevant forward purchaser is obligated to deliver to us) upon net share settlement of the particular forward sale agreement. See “Risk Factors” in this prospectus supplement.

A forward purchaser will have the right to accelerate its forward sale agreement (with respect to all or any portion of the transaction under the particular forward sale agreement that the relevant forward purchaser determines is affected by such event and subject to the terms therein) and require us to physically settle or, if we so elect, cash settle or net share settle, on a date specified by the relevant forward purchaser if:

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the relevant forward purchaser or its affiliate is unable to, or would incur a materially increased cost to, establish, maintain or unwind its hedge position with respect to the particular forward sale agreement;

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the relevant forward purchaser determines that it or its affiliate is unable, after using commercially reasonable efforts, to continue to borrow a number of shares of our common stock equal to the number of shares of our common stock underlying the particular forward sale agreement or that, with respect to borrowing such number of shares of our common stock, it would incur a cost that is greater than the stock borrowing cost specified in the particular forward sale agreement;

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certain ownership thresholds applicable to such forward purchaser, its affiliates and all other persons who may form a beneficial share ownership group or whose ownership positions would be aggregated with such forward purchaser are exceeded;

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a termination event occurs as a result of us declaring a dividend or distribution on our common stock with a cash value in excess of a specified amount per calendar quarter or with an ex-dividend date prior to the anticipated ex-dividend date for such cash dividend, or that constitutes an extraordinary dividend (as defined in the applicable forward sale agreement);

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the announcement of an extraordinary event (as such term is defined in the particular forward sale agreement and which includes certain mergers and tender offers and the delisting of our common stock) or a transaction that, if consummated, would result in an extraordinary event; or

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certain other events of default, termination events or other specified events occur, including, among other things, any material misrepresentation made by us in connection with entering into the particular forward sale agreement, our bankruptcy (except as described below) or certain changes in law (as such terms are defined in the particular forward sale agreement).

The relevant forward purchaser’s decision to exercise its right to accelerate the settlement of the particular forward sale agreement will be made irrespective of our interests, including our need for capital. In such cases, we could be required to issue and deliver shares of our common stock under the physical settlement provisions of the particular forward sale agreement or, if we so elect, the net share settlement provisions of the particular forward sale agreement, in each case, irrespective of our capital needs, which would result in dilution to our earnings per share and return on equity. In addition, upon certain events of bankruptcy, insolvency or reorganization relating to us, the particular forward sale agreement will terminate without further liability of either party. Following any such termination, we would not issue any shares of our common stock or receive any proceeds pursuant to the particular forward sale agreement. See “Risk Factors” in this prospectus supplement.

Listing

Our common stock is listed on both the NYSE and the NYSE Chicago under the symbol “ETR.”

Certain Relationships

The sales agents, forward sellers and forward purchasers and their respective affiliates have engaged, and may in the future engage, in transactions with, and from time to time have performed services for us and our affiliates in the ordinary course of business, for which they have received and will receive customary compensation. Affiliates of the sales agents, forward sellers and forward purchasers are also lenders under our revolving credit facility and dealers under our commercial paper program.

In addition, in the ordinary course of their business activities, the sales agents, forward sellers and forward purchasers and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve our securities and/or instruments or the securities and/or instruments of our affiliates. If any of the sales agents, forward sellers and forward purchasers or their affiliates have a lending relationship with us or our affiliates, certain of those sales agents, forward sellers and forward purchasers or their affiliates routinely hedge, and certain other of those sales agents may hedge, their credit exposure to us or our affiliates consistent with their customary risk management policies. Typically, these sales agents, forward sellers and forward purchasers and their respective affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially our common stock. Any such credit default swaps or short positions could adversely affect future trading prices of our common stock. The sales agents, forward sellers and forward purchasers and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Conflicts of Interest

We may use a portion of the net proceeds of this offering to repay a portion of the outstanding amounts owed by us under our revolving credit facility, including amounts we owe to the sales agents, the forward sellers and forward purchasers or their respective affiliates who have extended to us loans under that credit facility as described under “Use of Proceeds” in this prospectus supplement. In addition, the forward purchasers will receive the net proceeds of any sale of borrowed shares of our common stock sold pursuant to this prospectus supplement in connection with any forward sale agreement. Because certain sales agents, forward sellers and forward purchasers or their respective affiliates are expected to receive part of the net proceeds from the sale of shares of our common stock in connection with any forward sale agreement or in connection with the repayment of a portion of the outstanding amounts owed by us under our revolving credit facility, such sales agents, forward sellers and forward purchasers would be deemed to have a conflict of interest under FINRA Rule 5121 to the extent such sales agents, forward sellers and forward purchasers or their affiliates receive at least 5% of the net proceeds of the offering. Any sales agent, forward seller or forward purchaser deemed to have a conflict of interest would be required to conduct the distribution of our common stock in accordance with FINRA Rule 5121. If the offering is conducted in accordance with FINRA Rule 5121, such sales agent, forward seller or forward purchaser would not be permitted to confirm a sale to an account over which it exercises discretionary authority without first receiving specific written approval from the account holder. The appointment of a “qualified independent underwriter” (as defined in FINRA Rule 5121) is not necessary for this offering because the shares of common stock being offered have a “bona fide public market” (as defined in FINRA Rule 5121).

LEGAL MATTERS

Certain legal matters in connection with this offering, including the validity of our common stock, will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP, New York, New York, has acted as counsel for the sales agents. Pillsbury Winthrop Shaw Pittman LLP from time to time represents certain of our affiliates in connection with various matters. Davis Polk & Wardwell LLP, New York, New York has advised the forward sellers and forward purchasers with respect to certain legal matters relating to the forward sale agreements.

EXPERTS

The financial statements and the related financial statement schedule of Entergy Corporation as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, incorporated by reference in this Prospectus Supplement and the effectiveness of Entergy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

PROSPECTUS

ENTERGY CORPORATION

COMMON STOCK

PREFERRED STOCK

DEPOSITARY SHARES

SENIOR NOTES

JUNIOR SUBORDINATED DEBENTURES

639 Loyola Avenue

New Orleans, Louisiana 70113

Telephone (504) 576-4000

We may offer any combination of the securities described in this prospectus in one or more offerings from time to time in amounts authorized from time to time. This prospectus may also be used by a selling securityholder of the securities described herein.

This prospectus may be used to offer and sell our securities, only if accompanied by the prospectus supplement for those securities. We will provide the specific information about those offerings and the specific terms of those securities, including their offering prices, in supplements to this prospectus. The supplements may also add, update or change the information in this prospectus. You should read this prospectus and any supplements carefully before you invest. This prospectus may not be used to sell any of these securities unless accompanied by a prospectus supplement.

Our common stock is listed on both the New York Stock Exchange and NYSE Chicago, Inc. and trades under the symbol “ETR.” Unless otherwise indicated in the applicable prospectus supplement, the other securities described in this prospectus will not be listed on a national securities exchange.

Investing in the securities offered by this prospectus involves risks. See “Risk Factors” on page 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We may offer the securities to or through underwriters or dealers, directly to purchasers or through agents designated from time to time. This prospectus may be used in connection with any offering of securities through any of those methods or other methods described in supplements to this prospectus. The supplements to this prospectus will describe the terms of any particular plan of distribution, including any underwriting arrangements. The “Plan of Distribution” section beginning on page 18 also provides more information on this topic.

The date of this prospectus is August 8, 2022.

RISK FACTORS

Investing in the securities described herein involves certain risks. In considering whether to purchase the securities being offered by this prospectus, you should carefully consider the information we have included or incorporated by reference in this prospectus. In particular, you should carefully consider the information under the headings “Risk Factors Summary” and “Risk Factors” as well as the factors listed under the heading “Forward-Looking Information,” in each case, contained in our Annual Report on Form 10-K for our most recent fiscal year, in any Quarterly Report on Form 10-Q that we have filed since our most recent Annual Report on Form 10-K and in any other subsequent document that we file (not furnish) with the Securities and Exchange Commission (the “SEC”), each of which is incorporated by reference in this prospectus.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”). By utilizing a “shelf” registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus and selling securityholders may sell such securities owned by them from time to time. As allowed by the SEC’s rules, this prospectus does not contain all of the information included or incorporated by reference in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus or any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

Each time we sell securities we will provide a prospectus supplement containing specific information about the terms of those securities and the related offering. Any prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. It is important for you to consider the information contained in this prospectus, the related prospectus supplement and the exhibits to the registration statement, together with the additional information referenced under the heading “Where You Can Find More Information,” in making your investment decision.

For more detailed information about the securities described herein, you can read the exhibits to the registration statement.

ENTERGY CORPORATION

We are an integrated energy company engaged primarily in electric power production and retail distribution operations. We own and operate power plants with approximately 25,000 MW of electric generating capacity, including approximately 5,000 MW of nuclear power. We deliver electricity to approximately 3 million utility customers in Arkansas, Louisiana, Mississippi and Texas. We had annual revenues of approximately $11.7 billion in 2021 and more than 12,000 employees as of December 31, 2021.

We operate primarily through two business segments: Utility and Entergy Wholesale Commodities.

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The Utility business segment includes the generation, transmission, distribution, and sale of electric power in portions of Arkansas, Mississippi, Texas, and Louisiana, including the City of New Orleans; and operation of a small natural gas distribution business.

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The Entergy Wholesale Commodities business segment includes the ownership, operation, and decommissioning of nuclear power plants located in the northern United States and the sale of the electric power produced by its operating plants to wholesale customers. This business also provides services to other nuclear power plant owners and owns interests in non-nuclear power plants that sell the electric power produced by those plants to wholesale customers. With the sale of the Palisades Nuclear Plant in June 2022, Entergy completed its multi-year strategy to exit the merchant nuclear power business. Our incorporated documents referenced below include discussion of the operation and shutdown and sale of each of the Entergy Wholesale Commodities nuclear power plants.

The information above is only a summary and is not complete. You should read the incorporated documents listed under the heading “Where You Can Find More Information” for more specific information concerning our business and affairs, including significant contingencies, significant factors and known trends, our general capital requirements, our financing plans and capabilities, and pending legal and regulatory proceedings.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and therefore we are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. Our filings are available to the public on the Internet at the SEC’s website located at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information that we file with the SEC, which means we can refer you to important information without restating it in this prospectus. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination or completion of the offerings contemplated by this prospectus:

1.	our Annual Report on Form 10-K for the year ended December 31, 2021 (the “2021 Form 10-K”);

2.	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, and June 30, 2022;

3.	our Current Reports on Form 8-K filed May 9, 2022, May 10, 2022, May 19, 2022, June 23, 2022, and July 13, 2022 (as amended by our Current Report on Form 8-K/A filed August 2, 2022); and

4.	the description of our common stock contained in Exhibit 4(a)(12) to the 2021 Form 10-K, including any further amendment or report filed for the purpose of updating such description.

You may access a copy of any or all of these filings, free of charge, at our web site, which is located at

http://www.entergy.com, or by writing or calling us at the following address:

Ms. Dawn A. Balash

Assistant General Counsel – Corporate and Securities

Entergy Services, LLC

639 Loyola Avenue

New Orleans, Louisiana 70113

(504) 576-6755

You may also direct your requests via e-mail to dbalash@entergy.com. We do not intend our Internet address to be an active link or to otherwise incorporate the contents of the website into this prospectus or any accompanying prospectus supplement.

This prospectus, any accompanying prospectus supplement and any free-writing prospectus that we file with the SEC contain and incorporate by reference information that you should consider when making your investment decision. We have not, and any underwriters, dealers or agents have not, authorized anyone else to provide you with different information. You should not assume that the information contained in this prospectus, any accompanying prospectus supplement or the documents incorporated by reference is accurate as of any date other than as of the dates of these documents or the dates these documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. We are not, and any underwriters, dealers or agents are not, making an offer of the securities in any jurisdiction where the offer or sale is not permitted.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any securities that may be offered hereby either (a) to repurchase or redeem one or more series of our outstanding securities on their stated due dates or in some cases prior to their stated due dates or (b) for other general corporate purposes. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities. We will not receive any of the proceeds from the sale of any securities by any selling securityholders.

DESCRIPTION OF CAPITAL STOCK

The following descriptions of our capital stock and the relevant provisions of our Restated Certificate of Incorporation (our “Restated Certificate”) and Bylaws, as amended (our “Bylaws”), are summaries and are qualified by reference to our Restated Certificate and Bylaws that are filed as exhibits to the registration statement of which this prospectus forms a part. The following also summarizes certain applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”) and that summary is qualified by reference to the DGCL.

General

Our authorized capital stock consists of 499,000,000 shares of common stock, par value $.01 per share (our “common stock”) and 1,000,000 shares of preferred stock, no par value (our “preferred stock”). As of June 30, 2022, there were 203,417,031 shares of our common stock outstanding and no shares of our preferred stock outstanding.

Our board of directors (our “Board”) is authorized to establish, from time to time, series of preferred stock and to fix the rights and preferences of each series of preferred stock, including dividend rates and preferences, conversion provisions, voting rights, redemption provisions, liquidation rights and preferences, preemption rights and other matters; provided that no share of preferred stock shall have more than one vote per share. The terms of any series of preferred stock offered pursuant to this prospectus will be described in a prospectus supplement.

Dividend Rights

We will pay dividends on our common stock as determined by our Board out of legally available funds. Our ability to pay dividends depends primarily upon the ability of our subsidiaries to pay dividends or distributions or otherwise transfer funds to us. Various financing arrangements, charter provisions and regulatory requirements may impose certain restrictions on the ability of our subsidiaries to transfer funds to us in the form of cash dividends or distributions, loans or advances. If our Board fixes the rights of a series of preferred stock and we issue that series of preferred stock, holders of such series of preferred stock may be entitled, in preference to holders of our common stock, to dividends at the rate fixed for that series by our Board. Those dividends may be cumulative or noncumulative as determined by our Board.

Voting Rights

Holders of our common stock are entitled to one vote for each share held by them on all matters submitted to our stockholders. Holders of our common stock do not have cumulative voting rights in the election of directors. Unless otherwise required by law and subject to any special voting rights that may vest in the holders of preferred stock, in all matters other than the election of directors, the affirmative vote of the holders of a majority of the shares represented at a stockholder meeting and entitled to vote on the subject matter shall be the act of the stockholders. Under the DGCL, our Restated Certificate may be amended by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote on the proposed amendment (which would include our common stock and any series of preferred stock which, by its terms or applicable law, was so entitled to vote), and, if any class or series of shares is entitled to vote as a class, then the proposed amendment must be approved by the required vote of each class or series of shares entitled to vote as a class. At a meeting for the election of directors at which a quorum is present, subject to the rights, if any, of holders of preferred stock outstanding at that time, directors are elected by a majority of votes cast with respect to such director; provided, however, that, if the number of nominees is greater than the number of directors who will be elected, the nominees receiving a plurality of the votes cast will be elected as directors. If our Board fixes the rights of a series of preferred stock and we issue that series of preferred stock, such series of preferred stock may or may not be entitled to voting rights; provided, that no share of preferred stock shall have more than one vote per share.

Liquidation Rights

In the event of any liquidation, dissolution or winding up of our affairs, voluntarily or involuntarily, the holders of our common stock, subject to any rights of any holders of our preferred stock outstanding at that time, will be entitled to receive the remainder, if any, of our assets after the payment of all our debts and liabilities. In addition, if our Board fixes the rights of a series of preferred stock and we issue that series of preferred stock, holders of such series of preferred stock may be entitled, in preference to holders of the common stock, in a voluntary or an involuntary liquidation, to the amounts fixed for that series by the Board, which may include unpaid accumulated dividends.

Preemptive Rights

The holders of our common stock do not have a preemptive right to purchase shares of our common stock or securities convertible into such shares nor are they liable for future capital calls or assessments by us. If our Board fixes the rights of a series of preferred stock and we issue that series of preferred stock, such series of preferred stock may be entitled to preemptive rights to purchase shares of our common stock or securities convertible into such shares.

Listing

Our common stock is listed under the symbol “ETR” on both the New York Stock Exchange and NYSE Chicago, Inc.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Equiniti Trust Company, doing business as EQ Shareowner Services.

Certain Anti-Takeover Effects

General. Certain provisions of our Restated Certificate, our Bylaws and the DGCL could have the effect of delaying, deferring or preventing an acquisition of control of us by means of a tender offer, a proxy fight, open market purchases or otherwise in a transaction not approved by our Board. The provisions described below may reduce our vulnerability to an unsolicited proposal for the restructuring or sale of all or substantially all of our assets or an unsolicited takeover attempt which is unfair to our stockholders.

Business Combinations. Section 203 of the DGCL prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the time the stockholder became an interested stockholder, subject to certain exceptions, including if, prior to such time, the board of directors approved the business combination or the transaction which resulted in the stockholder becoming an interested stockholder. “Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his, her or its affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s outstanding voting stock. The restrictions on business combinations with interested stockholders contained in Section 203 of the DGCL do not apply to a corporation whose certificate of incorporation or bylaws contains a provision expressly electing not to be governed by the statute; however, neither our Restated Certificate nor our Bylaws contain a provision electing to “opt-out” of Section 203 of the DGCL.

Special Meetings. Pursuant to the DGCL, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or bylaws. Our Restated Certificate and Bylaws provide that special meetings of stockholders may only be called by: our Board; the Chairman of our Board; a majority of the members of the entire Executive Committee of our Board; the Chief Executive Officer; or the holders of a majority of the outstanding shares of our common stock entitled to vote at the special meeting.

Advance Notice Requirements for Stockholder Nominations and Proposals. Our Bylaws establish advance notice procedures with respect to stockholder proposals for annual meetings and the nomination of candidates for election as directors, other than nominations made by or at the direction of our Board or a committee of the Board. A stockholder who wishes to bring a matter before a meeting must comply with our advance notice requirements and provide us with certain information. Additionally, vacancies and newly created directorships may be filled only by a vote of a majority of the directors then in office, even in the case that such directors may represent less than a quorum.

DESCRIPTION OF DEPOSITARY SHARES

We may issue depositary shares representing fractional interests in shares of our preferred stock of any series, as described in the applicable prospectus supplement. The following description sets forth certain general terms and provisions of the depositary shares to which any prospectus supplement may relate. The particular terms of the depositary shares to which any prospectus supplement may relate and the extent, if any, to which the general terms and provisions may apply to the depositary shares so offered will be described in the applicable prospectus supplement. To the extent that any particular terms of the depositary shares, deposit agreements and depositary receipts evidencing the depositary shares described in a prospectus supplement differ from any of the terms described below, then the terms described below will be deemed to have been superseded by that prospectus supplement. We encourage you to read the applicable deposit agreements and depositary receipts evidencing the depositary shares for additional information before you decide whether to purchase any of our depositary shares.

In connection with the issuance of any depositary shares, we will enter into a deposit agreement with a bank or trust company, as depositary, which will be named in the applicable prospectus supplement. Depositary shares will be evidenced by depositary receipts issued pursuant to the related deposit agreement. Immediately following our issuance of the preferred stock related to any depositary shares, we will deposit the shares of our preferred stock with the relevant depositary and will cause the depositary to issue, on our behalf, the related depositary receipts evidencing the depositary shares. Subject to the terms of the related deposit agreement, each owner of a depositary receipt will be entitled, in proportion to the fractional interest in the share of preferred stock represented by the related depositary share, to all of the rights, preferences and privileges of, and will be subject to all of the limitations and restrictions on, the preferred stock represented by the depositary share (including, if applicable, dividend, voting, conversion, exchange, redemption, sinking fund, subscription and liquidation rights).

DESCRIPTION OF SENIOR NOTES

The following description sets forth the general terms and provisions of the senior debt securities (the “New Senior Notes”) that we may offer by this prospectus. We will describe in one or more prospectus supplements the particular terms of the New Senior Notes and provisions that vary from those described below.

We may issue the New Senior Notes from time to time in the future, in one or more series, under an Indenture (for Unsecured Debt Securities) dated as of September 1, 2010, as it has heretofore been supplemented and may be amended or supplemented from time to time (the “indenture”), between us and Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association, as trustee (the “trustee”). For the purposes of this section, any reference to the “indenture” shall generally mean the indenture as supplemented by the officer’s certificate(s) relating to the New Senior Notes. All debt securities issued or to be issued under the indenture, including the New Senior Notes offered by this prospectus, are referred to herein as “senior notes.”

This section of the prospectus contains a summary of certain terms and provisions of the indenture. The indenture contains the full legal text of the matters described in this section. Because this section is a summary, it does not describe every aspect of the New Senior Notes or the indenture. The indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. You should read the indenture for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all of the provisions of the indenture, including the definitions of some of the terms used in the indenture. We also include references in parentheses to some of the sections of the indenture. This summary is also subject to and qualified by reference to the description of the particular terms of each series of New Senior Notes described in the applicable prospectus supplement or supplements. The indenture has been qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), and you should also refer to the Trust Indenture Act for provisions that apply to the New Senior Notes.

In this section, references to “we,” “our” and “us” mean Entergy Corporation excluding, unless the context otherwise requires or otherwise expressly stated, its subsidiaries. The New Senior Notes are not obligations of, and will not be guaranteed by, any of our subsidiaries.

General

The indenture permits us to issue an unlimited amount of senior notes from time to time in one or more series. All senior notes of any one series need not be issued at the same time, and a series may be reopened for issuances of additional senior notes of such series. This means that we may from time to time, without notice to or consent of the existing holders of the New Senior Notes, create and issue further senior notes having the same terms and conditions as a given series of New Senior Notes in all respects, except for issue date, price to public and, if applicable, the initial interest payment on the New Senior Notes. Additional senior notes issued in this manner will be consolidated with, and will form a single series with, the previously outstanding senior notes of such series, including, if applicable, the New Senior Notes. As of June 30, 2022, we had $4.05 billion aggregate principal amount of senior notes outstanding under the indenture, excluding $75 million of outstanding senior notes held by one of our subsidiaries.

Terms of Specific Series of the New Senior Notes

A prospectus supplement and any supplemental indenture, board resolution or officer’s certificate relating to any series of New Senior Notes being offered by this prospectus will include specific terms relating to that offering. These terms will include some or all of the following terms that apply to that series:

•	the title of the series of New Senior Notes;

•	any limit upon the total principal amount of the series of New Senior Notes;

•	the dates, or the method to determine the dates, on which the principal of the series of New Senior Notes will be payable and how it will be paid;

•

the interest rate or rates which the series of New Senior Notes will bear, or how the rate or rates will be determined, the interest payment dates for the series of New Senior Notes and the regular record dates for interest payments;

•	any right to extend the interest payments for, or the maturity of, the series of New Senior Notes and the duration of any such extension;

•	the percentage, if less than 100%, of the principal amount of the series of New Senior Notes that will be payable if the maturity of the series of New Senior Notes is accelerated;

•	any date or dates on which the series of New Senior Notes may be redeemed at our option and the terms, conditions and any restrictions on those redemptions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the series of New Senior Notes;

•

any additions or exceptions to the events of default under the indenture or additions or exceptions to our covenants under the indenture for the benefit of the holders of the series of New Senior Notes;

•	any denominations other than multiples of $1,000 in which the series of New Senior Notes will be issued;

•

if payments on the series of New Senior Notes may be made in a currency or currencies other than United States dollars; and, if so, the means through which the equivalent principal amount of any payment in United States dollars is to be determined for any purpose;

•	any terms pursuant to which the series of New Senior Notes may be converted into or exchanged for other securities of ours or of another entity;

•	any collateral security for the series of New Senior Notes; and

•	any other terms of the series of New Senior Notes not inconsistent with the terms of the indenture.

(Indenture, Section 301.)

We may sell New Senior Notes at a discount below their principal amount or at a premium above their principal amount. United States federal income tax considerations applicable to New Senior Notes sold at an original issue discount will be described in the applicable prospectus supplement if we sell New Senior Notes at an original issue discount. In addition, important United States federal income tax or other tax considerations applicable to any New Senior Notes denominated or payable in a currency or currency unit other than United States dollars will be described in the applicable prospectus supplement if we sell New Senior Notes denominated or payable in a currency or currency unit other than United States dollars.

Except as may otherwise be described in the applicable prospectus supplement, the indenture does not contain any provisions that are intended to protect holders of New Senior Notes in the event of a highly-leveraged or similar transaction involving us, whether or not in connection with a change of control.

Redemption

We will set forth any terms for the redemption of New Senior Notes of any series in the applicable prospectus supplement. Unless we indicate differently in a prospectus supplement, and except with respect to New Senior Notes redeemable at the option of the holder of those New Senior Notes, the New Senior Notes will be redeemable upon notice to holders by mail at least 30 days prior to the redemption date. (Indenture, Section 404.) Unless the New Senior Notes are held in book-entry only form through the facilities of The Depository Trust

Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “—Book-Entry Only Securities”), if less than all of the New Senior Notes of any series or any tranche thereof are to be redeemed, the trustee will select the New Senior Notes to be redeemed. (Indenture, Section 403.)

Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the New Senior Notes subject to such notice of redemption will cease to bear interest on the redemption date. (Indenture, Section 405.) We will pay the redemption price and any accrued interest to the redemption date upon surrender of any New Senior Note for redemption. (Indenture, Section 405.) If only part of a New Senior Note is redeemed, the trustee will deliver to the holder of the New Senior Note a new New Senior Note of the same series for the remaining portion without charge. (Indenture, Section 406.)

We may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the New Senior Notes. (Indenture, Section 404.)

Payment and Paying Agents

Except as may be provided in the applicable prospectus supplement, interest on a New Senior Note payable on each interest payment date will be paid to the person in whose name that New Senior Note is registered as of the close of business on the regular record date for the interest payment date, which will be the close of business on the Business Day immediately preceding such interest payment date so long as all of the New Senior Notes of the same series as such New Senior Note remain in book-entry only form, or on the 15th calendar day immediately preceding each interest payment date if any of the New Senior Notes of such series do not remain in book-entry only form. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any New Senior Note, other than at maturity, the defaulted interest may be paid to the holder of such New Senior Note as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of such defaulted interest or in any other lawful manner permitted by any securities exchange on which that New Senior Note may be listed, if the trustee finds it practicable. (Indenture, Section 307.)

Unless otherwise specified in the applicable prospectus supplement, principal, premium, if any, and interest on the New Senior Notes at maturity will be payable upon presentation of the New Senior Notes at the corporate trust office of Computershare Trust Company, N.A. in The City of New York, as our paying agent. We may change the place of payment on New Senior Notes and may appoint one or more additional paying agents (including ourselves) and may remove any paying agent, all at our discretion. (Indenture, Section 602.)

As long as the New Senior Notes are registered in the name of DTC, we will pay principal, premium, if any, and interest due on New Senior Notes in the form of global securities to DTC or its nominee in immediately available funds. DTC will then make payment to its participants for disbursement to the Beneficial Owners (as defined below) of the New Senior Notes as described under “— Book-Entry Only Securities.”

Registration and Transfer

Unless otherwise specified in the applicable prospectus supplement, and subject to restrictions related to the issuance of New Senior Notes through DTC’s book-entry system, the transfer of New Senior Notes may be registered, and New Senior Notes may be exchanged for other New Senior Notes of authorized denominations and with the same terms and principal amount, at the offices of the trustee in The City of New York. We may change the place for registration of transfer and exchange of New Senior Notes and may designate additional places for registration and exchange. (Indenture, Section 602.) No service charge will be made for any transfer or exchange of New Senior Notes. However, we may require payment to cover any tax or other governmental charge that may be imposed. We will not be required to execute or to provide for the registration of transfer of, or the exchange of, (a) any New Senior Notes during the 15 days before giving any notice of redemption, (b) any New Senior Note during the 15 days before an interest payment date or (c) any New Senior Note selected for redemption except the unredeemed portion of any New Senior Note being redeemed in part. (Indenture, Section 305.)

Ranking

The New Senior Notes will be our direct unsecured general obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated debt, will be senior in right of payment to all of our existing and future subordinated debt and will be junior to any of our future secured debt to the extent of the value of the collateral securing such secured debt. As of June 30, 2022, we had approximately $5.6 billion (including indebtedness due within one year) of indebtedness outstanding that would have ranked pari passu with the New Senior Notes. The indenture does not limit the amount of debt that may be issued under the indenture or the issuance of any other debt that would rank pari passu with the New Senior Notes. In addition, we issue guarantees for the benefit of our non-utility subsidiaries and expect to have such guarantees outstanding from time to time in various aggregate amounts.

Our ability to meet our financial obligations under the New Senior Notes, and cash needs generally, is dependent on our operating cash flow (which, in turn, is dependent upon the earnings of our subsidiaries and the distributions of those earnings to, or upon loans or other payments of funds by those subsidiaries to, us), our ability to access the short-term and long-term debt and equity capital markets, and our access to bank facilities. Various financing arrangements, charter provisions and statutory and regulatory requirements may impose restrictions on the ability of our subsidiaries to transfer funds to us, including in the form of cash dividends, loans or advances or other distributions. The New Senior Notes will not be obligations of or guaranteed by any of our subsidiaries. As a result, the New Senior Notes will be structurally subordinated to all debt, preferred securities and other liabilities of our subsidiaries, which means that creditors (including trade creditors, debt holders, secured creditors, taxing authorities and guarantee holders) and preferred security holders of our subsidiaries will be paid from the assets of such subsidiaries before holders of the New Senior Notes would have any claims to those assets. The indenture does not limit the amount of debt or preferred securities that may be issued by our subsidiaries, whether secured or unsecured. As of June 30, 2022, our subsidiaries had approximately $24.8 billion of outstanding total indebtedness and preferred securities (including indebtedness due within one year).

Defeasance

Subject to certain conditions (including conditions that will be set forth in the officer’s certificate establishing a particular series of New Senior Notes), we will be discharged from our obligations in respect of the New Senior Notes if we irrevocably deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums when due on the stated maturity date or a redemption date of the New Senior Notes. (Indenture, Section 701.)

Consolidation, Merger and Sale of Assets

The indenture provides that we may not consolidate with or merge into any other entity or convey, transfer or lease our properties and assets substantially as an entirety to any entity, unless:

•

the surviving or successor entity or an entity which acquires by conveyance or transfer or which leases our properties and assets substantially as an entirety is organized and validly existing under the laws of the United States of America or any state thereof or the District of Columbia and it expressly assumes our obligations on all outstanding senior notes, including the New Senior Notes, and under the indenture;

•

immediately after giving effect to the transaction, no event of default under the indenture or no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing; and

•	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the indenture.

(Indenture, Section 1101.)

Upon the consummation of any such transaction, the surviving or successor entity will succeed to our rights and powers under the indenture and, except in the case of a lease, we shall be relieved of all obligations and covenants under the indenture and the outstanding senior notes. (Indenture, Section 1102.) The terms of the indenture do not restrict us in a merger in which we are the surviving entity.

Events of Default

“Event of default” when used in the indenture with respect to any series of senior notes, including the New Senior Notes, means any of the following:

•

failure to pay interest on any senior note of that series for 30 days after it is due and payable, unless we have made a valid extension of the interest payment period with respect to such senior note as provided in the indenture;

•	failure to pay the principal of or any premium on any senior note of that series when due and payable;

•

failure to perform or breach of any other covenant or warranty in the indenture, other than a covenant or warranty that does not relate to that series of securities, that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of at least 33% in aggregate principal amount of the senior notes of that series, unless the trustee, or the trustee and the holders of a principal amount of such senior notes of that series not less than the principal amount of senior notes of that series the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the trustee, or the trustee and the holders of such principal amount of senior notes of such series, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued and written notice of the initiation of such corrective action is given to the trustee within such period;

•	events of bankruptcy, insolvency or reorganization relating to us specified in the indenture; or

•	any other event of default included in any supplemental indenture, board resolution or officer’s certificate establishing a series of senior notes.

(Indenture, Section 801.)

The trustee may withhold notice to the holders of senior notes of any default, except default in the payment of principal, premium or interest, if it considers the withholding of notice to be in the interests of the holders. (Indenture, Section 902.)

Remedies

Acceleration of Maturity

If an event of default applicable to the senior notes of any series but not applicable to other series of outstanding securities occurs and continues, either the trustee or the holders of a majority in aggregate principal amount of the senior notes of such series may then declare the principal amount of all senior notes of such series and interest accrued thereon to be due and payable immediately. However, under the indenture, some senior notes may provide for a specified amount less than their entire principal amount to be due and payable upon that declaration. These senior notes are defined as “Discount Securities” in the indenture. If an event of default applicable to outstanding senior notes of more than one series exists, either the trustee or the holders of a majority in aggregate principal amount of all senior notes then outstanding of all such series, considered as one class, and not the holders of the senior notes of any one of such series, may declare the principal of all senior notes of all such series and interest accrued thereon to be due and payable immediately. As a consequence of each such declaration with respect to senior notes of any series, the principal amount of, or specified portion thereof in the case of Discount Securities, such senior notes and interest accrued thereon shall become due and payable immediately. (Indenture, Section 802.)

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Rescission of Acceleration

At any time after a declaration of acceleration with respect to the senior notes of any series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default under the indenture giving rise to the declaration of acceleration will be considered waived, and the declaration and its consequences will be considered automatically rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1) all overdue interest on all senior notes of the series;

(2) the principal of and premium, if any, on any senior notes of the series then outstanding, which have otherwise become due and interest thereon that is currently due;

(3) interest on overdue interest, if any, to the extent payment is lawful; and

(4) all amounts due to the trustee under the indenture; and

•

any other event of default under the indenture with respect to the senior notes of that series, other than the non-payment of principal of such series which shall have become due solely by such declaration of acceleration, has been cured or waived as provided in the indenture.

However, no such waiver or rescission and annulment shall extend to or shall affect any subsequent default or impair any related right. (Indenture, Section 802.)

Control by Holders

Other than its duties in the case of an event of default under the indenture, the trustee is not obligated to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless the holders offer the trustee a reasonable indemnity against the costs, expenses and liabilities which might be incurred by it in compliance with any such direction. (Indenture, Section 903.) If they provide this reasonable indemnity, the holders of a majority in aggregate principal amount of any series of senior notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any power conferred on the trustee. However, if the event of default under the indenture relates to more than one series, only the holders of a majority in aggregate principal amount of all affected series, considered as one class, will have the right to give this direction and not the holders of the senior notes of any one series. The trustee is not obligated to comply with directions that conflict with law or other provisions of the indenture. (Indenture, Section 812.)

Limitation on Holders’ Right to Institute Proceedings

No holder of senior notes of any series will have any right to institute any proceeding under the indenture, or any remedy under the indenture, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default under the indenture;

•

the holders of a majority in aggregate principal amount of the outstanding senior notes of all series in respect of which an event of default under the indenture shall have occurred and be continuing, considered as one class, have made a written request to the trustee, and have offered reasonable indemnity to the trustee to institute proceedings;

•	the trustee has failed to institute any proceeding for 60 days after notice; and

•

no direction inconsistent with such written request shall have been given to the trustee during that 60-day period by the holders of a majority in aggregate principal amount of the outstanding senior notes of all series in respect of which an event of default shall have occurred and be continuing, considered as one class;

provided that no holder or holders of senior notes shall have any right in any manner to affect or prejudice the rights of other holders of senior notes of any series or to obtain priority over such other holders. (Indenture, Section 807.) However, these limitations do not apply to a suit by a holder of a senior note for payment of the principal, premium, if any, or interest on the senior note on or after the applicable due date. (Indenture, Section 808.)

We have agreed under the indenture to provide to the trustee an annual statement by an appropriate officer as to our compliance with all conditions and covenants under the indenture. (Indenture, Section 606.)

Modification and Waiver

Without the consent of any holder of senior notes issued under the indenture, including holders of the New Senior Notes, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the indenture and in the senior notes;

•	to add additional covenants or other provisions for the benefit of the holders of all or any series of senior notes or for us to surrender any right or power under the indenture;

•	to add additional events of default under the indenture for all or any series of senior notes;

•

to change, eliminate or add any provision to the indenture; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of senior notes of any series in any material respect, the change, elimination or addition will become effective only:

(1) when the consent of the holders of senior notes of such series has been obtained in accordance with the indenture; or

(2) when no senior notes of the affected series remain outstanding under the indenture;

•	to provide collateral security for all but not part of the senior notes;

•	to establish the form or terms of senior notes of any series as permitted by the indenture;

•	to provide for the authentication and delivery of bearer notes and any coupons appertaining thereto;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the senior notes of all or any series;

•	to change any place where principal, premium, if any, and interest shall be payable, securities may be surrendered for registration of transfer or exchange and notices and demands to us may be served;

•

to amend and restate the indenture as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of senior notes of any series in any material respect; or

•

to cure any ambiguity, to correct or supplement any defect or inconsistency or to make any other changes or to add provisions with respect to matters and questions arising under the indenture; provided that such other changes or additions do not adversely affect the interests of the holders of senior notes of any series in any material respect.

(Indenture, Section 1201.)

The holders of a majority in aggregate principal amount of the senior notes of all series then outstanding and affected, considered as one class, may waive compliance by us with some restrictive provisions of the indenture. (Indenture, Section 607.) The holders of a majority in aggregate principal amount of the outstanding senior notes of any series may waive any past default under the indenture with respect to that series, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the indenture that cannot be modified or be amended without the consent of the holder of each outstanding senior note of the series affected. (Indenture, Section 813.)

The consent of the holders of a majority in aggregate principal amount of the senior notes of all series then outstanding is required for all other modifications to the indenture. However, if less than all of the series of senior notes are directly affected by a proposed supplemental indenture, then only the consent of the holders of a majority in aggregate principal amount of all series that are directly affected, considered as one class, will be required. No such amendment or modification may:

•

change the stated maturity of the principal of, or any installment of principal of or interest on, any senior note, or reduce the principal amount of any senior note or its rate of interest or change the method of calculating the interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any senior note, without the consent of the holder;

•

reduce the percentage in principal amount of the outstanding senior notes of any series the consent of the holders of which is required for any supplemental indenture or any waiver of compliance with a provision of the indenture or any default thereunder and its consequences, or reduce the requirements for quorum or voting, without the consent of all the holders of the series; or

•

modify some of the provisions of the indenture relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the senior notes of any series, without the consent of the holder of each outstanding senior note affected thereby.

(Indenture, Section 1202.)

A supplemental indenture which changes the indenture solely for the benefit of one or more particular series of senior notes, or modifies the rights of the holders of senior notes of one or more series, will not affect the rights under the indenture of the holders of the senior notes of any other series.

The indenture provides that senior notes owned by us or any other obligor or by any person directly or indirectly controlling or controlled by or under direct or indirect common control with us or such obligor shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Indenture, Section 101.)

We may fix in advance a record date to determine the required number of holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or other such act of the holders, but we shall have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding senior notes have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding senior notes shall be computed as of the record date. Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder will bind every future holder of the same senior notes and the holder of every senior note issued upon the registration of transfer of or in exchange of these senior notes. A transferee will be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the senior note. (Indenture, Section 104.)

Resignation of a Trustee

A trustee may resign at any time by giving written notice to us or may be removed at any time by act of the holders of a majority in aggregate principal amount of any series of senior notes then outstanding delivered to the trustee and us. No resignation or removal of a trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event which, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a resolution of our Board appointing a successor trustee and such successor has accepted the appointment in accordance with the terms of the indenture, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the indenture. (Indenture, Section 910.)

Notices

Notices to holders of New Senior Notes will be given by mail to the addresses of such holders as they may appear in the security register for New Senior Notes. (Indenture, Section 106.)

Title

We, the trustee, and any of our agents or agents of the trustee, may treat the person in whose name New Senior Notes are registered as the absolute owner thereof, whether or not the New Senior Notes may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Indenture, Section 308.)

Governing Law

The indenture and the New Senior Notes will be governed by, and construed in accordance with, the laws of the State of New York. (Indenture, Section 112.)

Information about the Trustee

The trustee under the indenture will be Computershare Trust Company, N.A., as successor to Wells Fargo Bank, National Association.

Book-Entry Only Securities

DTC

Unless otherwise specified in the applicable prospectus supplement, the New Senior Notes will trade through DTC. Each series of New Senior Notes will be represented by one or more global certificates and registered in the name of Cede & Co., DTC’s nominee. Upon issuance of the global certificates, DTC or its nominee will credit, on its book-entry registration and transfer system, the principal amount of the New Senior Notes represented by such global certificates to the accounts of institutions that have an account with DTC or its participants. The accounts to be credited shall be designated by the agents, brokers, dealers or underwriters involved in the issuance. Ownership of beneficial interests in the global certificates will be limited to participants or persons that may hold interests through participants. The global certificates will be deposited with the trustee as custodian for DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to Section 17A of the Exchange Act. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments (from over 100 countries) that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant. DTC rules applicable to its participants are on file with the SEC. More information can be found at www.dtcc.com.

Purchases of the New Senior Notes within the DTC system must be made by or through participants, who will receive a credit for the New Senior Notes on DTC’s records. The ownership interest of each actual purchaser of each Senior Note (“Beneficial Owner”) is in turn to be recorded on the appropriate participant’s records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through whom they purchased New Senior Notes. Transfers of ownership interests in the New Senior Notes are to be accomplished by entries made on the books of the participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates for their New Senior Notes of a series, except in the event that use of the book-entry system for the New Senior Notes of that series is discontinued.

To facilitate subsequent transfers, all New Senior Notes deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of the New Senior Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the New Senior Notes. DTC’s records reflect only the identity of the participants to whose accounts such New Senior Notes are credited, which may or may not be the Beneficial Owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants, and by participants to Beneficial Owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial Owners of the New Senior Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the New Senior Notes, such as redemptions, tenders, defaults, and proposed amendments to the indenture. Beneficial Owners of the New Senior Notes may wish to ascertain that the nominee holding the New Senior Notes has agreed to obtain and transmit notices to the Beneficial Owners.

Redemption notices will be sent to DTC. If less than all of the New Senior Notes of a series are being redeemed, DTC’s practice is to determine by lot the amount of New Senior Notes of such series held by each participant to be redeemed.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will itself consent or vote with respect to New Senior Notes, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the New Senior Notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of redemption proceeds, principal of, and interest on the New Senior Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the trustee, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street-name” and will be the responsibility of such participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the trustee or us, disbursement of such payments to participants is the responsibility of DTC, and disbursement of such payments to the Beneficial Owners is the responsibility of participants.

Except as provided in the applicable prospectus supplement, a Beneficial Owner will not be entitled to receive physical delivery of the New Senior Notes. Accordingly, each Beneficial Owner must rely on the procedures of DTC to exercise any rights under the New Senior Notes.

DTC may discontinue providing its services as securities depositary with respect to the New Senior Notes at any time by giving reasonable notice to us or the trustee. In the event no successor securities depositary is obtained, certificates for the New Senior Notes will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the New Senior Notes. In that event, certificates for the New Senior Notes of such series will be printed and delivered. If certificates for such series of New Senior Notes are printed and delivered,

•	those New Senior Notes will be issued in fully registered form without coupons;

•

a holder of certificated New Senior Notes would be able to exchange those New Senior Notes, without charge, for an equal aggregate principal amount of New Senior Notes of the same series, having the same issue date and with identical terms and provisions; and

•	a holder of certificated New Senior Notes would be able to transfer those New Senior Notes without cost to another holder, other than for applicable stamp taxes or other governmental charges.

Euroclear and Clearstream

If so provided in the applicable prospectus supplement, you may hold interests in a global security through Clearstream Banking S.A.(“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either directly if you are a participant in Clearstream or Euroclear or indirectly through organizations which are participants in Clearstream or Euroclear. Clearstream and Euroclear will hold interests on behalf of their respective participants through customers’ securities accounts in the names of Clearstream and Euroclear, respectively, on the books of their respective U.S. depositaries, which in turn will hold such interests in customers’ securities accounts in such depositaries’ names on DTC’s books.

Clearstream and Euroclear are securities clearance systems in Europe. Clearstream and Euroclear hold securities for their respective participating organizations and facilitate the clearance and settlement of securities transactions between those participants through electronic book-entry changes in their accounts, thereby eliminating the need for physical movement of certificates.

Payments, deliveries, transfers, exchanges, notices and other matters relating to beneficial interests in global securities owned through Euroclear or Clearstream must comply with the rules and procedures of those systems. Transactions between participants in Euroclear or Clearstream, on one hand, and other participants in DTC, on the other hand, are also subject to DTC’s rules and procedures.

Investors will be able to make and receive through Euroclear and Clearstream payments, deliveries, transfers and other transactions involving any beneficial interests in global securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

Cross-market transfers between participants in DTC, on the one hand, and participants in Euroclear or Clearstream, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective U.S. depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (European time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the global securities through DTC, and making or receiving payment in accordance with normal procedures for same-day fund settlement. Participants in Euroclear or Clearstream may not deliver instructions directly to their respective U.S. depositaries.

Due to time zone differences, the securities accounts of a participant in Euroclear or Clearstream purchasing an interest in a global security from a direct participant in DTC will be credited, and any such crediting will be reported to the relevant participant in Euroclear or Clearstream, during the securities settlement processing day (which must be a business day for Euroclear or Clearstream) immediately following the settlement date of DTC. Cash received in Euroclear or Clearstream as a result of sales of interests in a global security by or through a participant in Euroclear or Clearstream to a direct participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Other

The information in this section of this prospectus concerning DTC, Clearstream, Euroclear and their respective book-entry systems has been obtained from sources that we believe to be reliable, but we do not take responsibility for the accuracy of this information. This information has been provided solely as a matter of convenience. The rules and procedures of DTC, Clearstream and Euroclear are solely within the control of those organizations and could change at any time. Neither we nor the trustee nor any agent of ours or of the trustee, nor any broker, dealer, underwriter or agent of ours involved in the offer or sale of any securities, has any control over those entities and none of us or them takes any responsibility for their activities. You are urged to contact DTC, Clearstream and Euroclear or their respective participants directly to discuss those matters. In addition, although we expect that DTC, Clearstream and Euroclear will perform the foregoing procedures, none of them is under any obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee nor any agent of ours or of the trustee, nor any broker, dealer, underwriter or agent of ours involved in the offer or sale of any securities, will have any responsibility for the performance or nonperformance by DTC, Clearstream and Euroclear or their respective participants of these or any other rules or procedures governing their respective operations.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

We may issue junior subordinated debentures, in one or more series, under an indenture, between us and the trustee specified therein. The terms of any junior subordinated indenture will be described in a prospectus supplement.

SELLING SECURITYHOLDERS

Selling securityholders are persons or entities that, directly or indirectly, have acquired or will from time to time acquire from us, our securities in various private transactions. Such selling securityholders may be parties to registration rights agreements with us, or we otherwise may have agreed or will agree to register their securities for resale. If authorized by us, the initial purchasers of our securities, as well as their transferees, pledgees, donees or successors, all of whom we refer to as “selling securityholders,” may from time to time offer and sell the securities pursuant to this prospectus and any applicable prospectus supplement.

The applicable prospectus supplement will set forth the name of each selling securityholder, the number and type of securities beneficially owned by such selling securityholder that are covered by such prospectus supplement, the number and type of securities to be offered for the securityholder’s account and the amount and (if one percent or more) the percentage of the class to be owned by such securityholder after completion of the offering. The applicable prospectus supplement also will disclose whether any of the selling securityholders have held any position or office with, have been employed by or otherwise have had a material relationship with us during the three years prior to the date of the prospectus supplement.

PLAN OF DISTRIBUTION

Methods and Terms of Sale

We and any selling securityholder may use a variety of methods to sell the securities offered pursuant to this prospectus on a continuous or delayed basis:

1.	through one or more underwriters or dealers;

2.	directly to one or more purchasers;

3.	through one or more agents; or

4.	through a combination of any such methods of sale.

In addition, we may issue the securities as a dividend or distribution or in a subscription rights offering to our existing securityholders. This prospectus may be used in connection with any offering of securities through any of these methods or other methods described in the applicable prospectus supplement.

The applicable prospectus supplement will set forth the terms under which the securities are offered, including the name or names of any underwriters, dealers or agents, the respective amounts offered, the purchase price of the securities and the proceeds to us from the sale, any underwriting discounts and other items constituting compensation, any initial offering price and any discounts, commissions or concessions allowed or reallowed or paid to dealers.

Through Underwriters or Dealers

If underwriters are used in the sale of the securities, the underwriters will acquire the securities for their own account. The underwriters may resell the securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly or through underwriting syndicates represented by managing underwriters. Unless otherwise stated in the prospectus supplement relating to any of the securities, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all of the securities if they purchase any of them. If a dealer is used in the sale, the securities will be sold to the dealer as principal. The dealer may then resell those securities at varying prices determined at the time of resale.

Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Stabilizing Transactions

Underwriters may engage in stabilizing transactions and syndicate-covering transactions in accordance with Rule 104 of Regulation M under the Exchange Act. Stabilizing transactions permit bids to purchase the underlying securities so long as the stabilizing bids do not exceed a specified maximum. Syndicate-covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. These stabilizing transactions and syndicate-covering transactions may cause the price of the securities to be higher than it would otherwise be if such transactions had not occurred.

Through Agents

We and any selling securityholder may designate one or more agents to sell the securities. Unless stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly

We and any selling securityholder may sell the securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved.

General Information

We may authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the securities at the public offering price and on the terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future.

The securities may also be offered and sold, if so indicated in the applicable prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which are referred to herein as the “remarketing firms,” acting as principals for their own accounts or as our agent, as applicable. Any remarketing firm will be identified and the terms of its agreement, if any, with us and its compensation will be described in the applicable prospectus supplement. Remarketing firms may be deemed to be underwriters, as that term is defined in the Securities Act, in connection with the securities remarketed thereby.

Unless otherwise specified in the applicable prospectus supplement, except for our common stock, which is listed on the New York Stock Exchange and NYSE Chicago, Inc., the securities will not be listed on a national securities exchange.

We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of securities, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of securities. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement.

We may make sales of our common stock to or through one or more underwriters, dealers or agents in “at the market” offerings, and, if we engage in such transactions, we will do so pursuant to the terms of an agreement between us and the underwriters, dealers or agents. If we engage in at the market sales pursuant to a distribution or similar agreement, we will issue and sell shares of our common stock to or through one or more underwriters or agents, which may act on an agency basis or on a principal basis.

We may have agreements to indemnify agents, underwriters and dealers against, or to contribute to payments which the underwriters, dealers and agents may be required to make in respect of, certain civil liabilities, including liabilities under the Securities Act.

EXPERTS

The financial statements and the related financial statement schedule of Entergy Corporation incorporated by reference in this Prospectus, and the effectiveness of Entergy Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports. Such financial statements and financial statement schedule are incorporated by reference in reliance upon the reports of such firm, given their authority as experts in accounting and auditing.

LEGALITY

The legality of the securities and certain legal matters with respect to the offering of the securities will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. Certain legal matters with respect to the offering of the securities will be passed upon for any underwriters, dealers or agents by Pillsbury Winthrop Shaw Pittman LLP, New York, New York. Pillsbury Winthrop Shaw Pittman LLP from time to time represents certain of our affiliates in connection with various matters.